To the Shareholders and Trustees of
 Investors Trust:

 We have examined the accompanying description (Section I) of the overview of internal control structure policies and procedures of Investors Trust and State Street Bank and Trust Company, recordkeeper for Investors Trust - Government Fund, Adjustable Rate Fund, Tax-Free Fund, Value Fund and Growth Fund (the "Funds") (collectively referred to as "Investors Trust"), related to the Investors Trust Multi-Class Pricing Worksheet (the "Worksheet"). Our examination included procedures to obtain reasonable assurance about whether (1) the accompanying description presents fairly, in all material respects, the aspects of Investors Trust's policies and procedures, with respect to the Worksheet, that may be relevant to the Funds' internal control structure, (2) the control structure policies and procedures included in the description were suitably designed to achieve the control objectives specified in the description, if those policies and procedures were complied with satisfactorily, and (3) such policies and procedures had been placed in operation as of November 1, 1994. The control objectives were specified by management to meet conditions in the application filed with the Securities and Exchange Commission in March 1993 (the "Exemptive Order") pursuant to Section 6(c) of the Investment Company Act of 1940, as amended, for an order of exemption from Sections 18(f), 18(g), 18(I), 2(a) (32), 2(a) 35, 22(c) and 22(d) of such act and
Rule 22c-1, thereunder. Our examination was performed in accordance with standards established by the American Institute of Certified
Public Accountants and included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion.

 In our opinion, the accompanying description of the aforementioned overview of internal control structure policies and procedures presents fairly, in all material respects, the relevant aspects of Investors Trust's policies and procedures, with respect to the Worksheet, that had been placed in operation as of November 1, 1994. Also, in our opinion, the policies and procedures, as described, are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described policies and procedures were complied with satisfactorily and the Funds applied the internal control structure policies and procedures contemplated in the design of the Investors Trust's policies and procedures with respect to the Worksheet.

 In addition to the procedures we considered necessary to render our opinion as expressed in the previous paragraph, we applied tests, listed in Section III, to specific policies and procedures, to obtain evidence about their effectiveness in meeting the control objectives, described in Section II, for the year ended October 31, 1995. The specific policies and procedures are listed in Section II and the nature, timing, extent and results of the tests are listed in Section III. In our opinion the policies and procedures that were tested, as described in Sections II and III, were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives specified in Section II were achieved during the year ended October 31, 1995. However, the scope of our engagement did not include tests to determine whether control objectives not listed in Section II and not tested in Section III were achieved; accordingly, we express no opinion on the achievement of control objectives not listed in Section II and not tested in Section III.

 The description of policies and procedures at Investors Trust is as of October 31, 1995 and information about tests of the operating effectiveness of specified policies and procedures covers the year ended October 31, 1995. Any projection of such information to the future is subject to the risk that, because of change, the description may no longer portray the system in existence. The potential effectiveness of specified policies and procedures at Investors Trust is subject to inherent limitations and, accordingly, errors or irregularities may occur and not be detected. Furthermore, the projection of any conclusions, based on our findings, to future periods is subject to the risk that changes may alter the validity of such conclusions.

 This report is intended solely for the use by the Trustees of Investors Trust and the Funds and the management of GNA Capital Management, Inc. and for filing with the Securities and Exchange Commission and should not be used for any other purpose.


Boston, Massachusetts                COOPERS & LYBRAND L.L.P.
December 18, 1995

SECTION I

OVERVIEW OF INTERNAL CONTROL STRUCTURE POLICIES AND PROCEDURES FOR CALCULATION OF NET ASSET VALUE (NAV), DIVIDEND DISTRIBUTIONS, AND
ALLOCATION OF INCOME AND EXPENSES BETWEEN CLASSES OF FUND SHARES OF THE MULTI-CLASS PRICING WORKSHEET

 Effective September 8, 1993, the Funds adopted a multi-class pricing system. The multi-class pricing system consists of two classes of shares (Class A and Class B). The Class A shares may be subject to a front-end sales charge. The Class B shares are offered subject to a contingent deferred sales charge and distribution (12b-1) fees. Both classes are subject to a service fee. The multiple classes of shares represent interests in the same portfolio of investments of a Fund and are identical in all respects, except with respect to the effect of the respective sales charges, the distribution and/or service fees borne by each class, expenses allocable exclusively to each class, voting rights on matters affecting a single class, the exchange privilege of each class and the conversion feature of Class B shares to Class A shares after eight years.

 In order to allocate income and expenses between the multiple classes of shares, State Street Bank and Trust Company (the Funds' recordkeeper) utilizes the Investors Trust Multi-Class Pricing Worksheet (the "Worksheet"). The Worksheet is a manual supplementary application that utilizes relevant data from the Funds' primary accounting system, allocates income and expenses between the multiple classes of shares and computes the daily net asset value and, if applicable, the dividend/ distribution for each class of shares. Internal accounting controls that are relevant to the Funds can be divided into two components controls related to the mutual fund accounting system resident at State Street Bank and Trust Company (the "primary accounting system") and controls related to the Worksheet. The design of the internal control structure policies and procedures related to the Worksheet contemplate the application of certain internal control structure policies and procedures to the primary accounting system.

 The specific control objectives and procedures relating to the Worksheet are described in Section II of this report.

 Section III discusses the scope of specific audit procedures performed and the results of those procedures.

 GNA Capital Management, Inc., the administrator of the Funds, and Investors Trust have represented that adequate facilities are in place to ensure implementation of the methodology and procedures for calculating the net asset value and dividends/distributions of the multiple classes of shares and the allocation of income and expenses between the multiple classes of shares.

SECTION II

CONTROL OBJECTIVES AND PROCEDURES OF THE INVESTORS TRUST FUNDS MULTI-CLASS PRICING WORKSHEET

 The Worksheet is a manual application supplementary to the Funds' primary accounting system. Certain data from the primary accounting system is utilized to allocate income and expenses and to calculate the daily net asset value and, if applicable, dividends/distributions for each class of shares. The primary accounting system includes the details of transactions in accordance with the Investment Company Act of 1940, as amended.

 The following represents the internal accounting control objectives and procedures for the allocation of income and expenses and the computation of the net asset value and, if applicable, the dividend/distribution for each class of shares utilizing the Worksheet. It does not cover the internal accounting control procedures surrounding the processing of information into the Funds' primary accounting system.

Control Objectives                 Control Procedures
A.  Shares of beneficial interest  1.  Shares of beneficial interest
    activity as reported by the        activity is reported by the
    Fund's transfer agent is           transfer agent for each class on
    recorded for each class in an      a trade-date-plus-one basis and a
    accurate and timely manner.        dividend-eligible (record date)
                                       basis.  Information reported to
                                       the fund accountant includes
                                       share and dollar opening
                                       balances, activity for the day
                                       and closing balances.  (Any oral
                                       communications of estimated
                                       activity or other revisions must
                                       be supported by a subsequent
                                       written communication from the
                                       transfer agent).

B.  Class specific expenses are    1.  Class-specific expenses are
    allocated to the correct class     determined by formula (12b-1
    of shares.                         fees).  All other fund level
                                       accounting, including the pricing
                                       of the Funds' investment
                                       portfolio, is subject to the same
                                       controls existing in the single
                                       class environment.

C.  Income and capital gain        1.  Income and capital gain
    distributions are applied to       distributions are authorized by
    the correct class of shares.       the Investors Trust Fund
                                       Administration Accounting
                                       Department and communicated to
                                       Fund Accounting.

Control Objectives                 Control Procedures
D.  Income, other operation        1.  Prior day's ending total net
    expenses and realized/             assets for each class of shares
    unrealized gain/losses are         for the current day is agreed to
    allocated properly to each         prior day's Worksheet.
    class of shares based upon the
    relative net asset value of    2.  The daily net shares of
    outstanding shares (or the         beneficial interest activity for
    value of dividend-eligible         each class for the current day is
    shares, as appropriate) of         agreed to the information
    each class at the beginning of     provided by the transfer agent as
    the day (after adjusting for       described in Control Procedure
    current shares of beneficial       A.1, above.
    interest activity of the
    respective classes).           3.  Percentage of Net Assets by Class
                                       and Percentage of Dividend
                                       Eligible Net Assets by Class are
                                       calculated for each class of
                                       shares based upon the information
                                       from the prior day's Worksheet
                                       and the information provided by
                                       the transfer agent.

                                   4.  The allocation of Fund income,
                                       other operating expenses, and
                                       realized/unrealized gain/loss is
                                       calculated based upon the
                                       applicable percentages calculated
                                       in Control Procedure D.3 for
                                       either net assets or dividend
                                       eligible net assets.

                                   5.  The above procedures are reviewed
                                       by the First Line Manager.

E.  Dividend rates and daily net   1.  The sum of each class's net
    asset value per share for each     assets, shares outstanding, net
    class of shares reflect the        investment income and realized/
    proper allocation of income,       unrealized gains/losses is agreed
    expenses, and realized/            to the composite totals for the
    unrealized gain and loss           Fund and to the primary
    amounts, including the proper      accounting system.
    amount of any direct expenses
    charged to each class of       2.  Net assets for each class is
    shares and also reflect the        proved to the opening balance
    proper amount of income and        adjusted for the day's activity
    capital gain distributions to      (shares outstanding and dividend-
    each class of shares.              eligible shares for each class
                                       are compared to daily summary
                                       sheets received from the transfer
                                       agent) and the composite total
                                       net assets for the Fund is agreed
                                       to the primary accounting system.

                                   3.  Relative movements of net asset
                                       value per share (and dividend
                                       levels for daily distribution
                                       funds) are checked by the fund
                                       accountant and supervisor for
                                       reasonableness against
                                       anticipated results.

                                   4.  The above procedures are reviewed
                                       by the First Line Manager.

SECTION III

TESTING COMPLIANCE WITH INTERNAL CONTROL STRUCTURE POLICIES AND
PROCEDURES RELATING TO INVESTORS TRUST MULTI-CLASS PRICING WORKSHEET ("WORKSHEET") FOR THE YEAR ENDED OCTOBER 31, 1995

 We reviewed the methodology and procedures for calculating the daily net asset value and, if applicable, the dividends/distributions of the multiple classes of shares and the allocation of income and accrual of expenses for those classes of shares.

Audit Procedures

 The following are the detailed procedures which we performed with respect to the Worksheet. We haphazardly selected twelve Worksheets among the five Funds during the year ended October 31, 1995, which we believe is a representative sample, to test compliance with the control procedures as described in Section II. Our performance of the following detailed steps did not result in any exceptions.

 Agreed "Prior Day Net Assets" for Fund total and each class of shares, to the previous day's Worksheet.

 Agreed "Beginning Outstanding Shares" to previous day's Worksheet and to the Capital Stock Recap for each class of shares.

 Agreed "Prior Day NAV Per Share" to the previous day's Worksheet and to the rounded NAV included on the Capital Stock Recap for each class of shares.

 Agreed "Share Activity" in dollars and in shares for each class of shares to the respective Capital Stock Recap.

 Recalculated "Current Shares Outstanding" for each class of shares, by adding "Prior Day Shares" and "Activity" in shares.

 Agreed "Current Shares Outstanding" to the Capital Stock Recap for each class of shares.

 Recalculated "Current Day Net Assets" by adding "Prior Day Net Assets" and "Daily Net Assets Change" for Fund total and for each class of shares.

 Recalculated for each class of shares "% Assets by Class" by dividing "Adjusted Total Assets - Class A and Class B" by "Adjusted Total Assets
- Composite."

 Agreed "Daily Income - Composite" to the primary accounting system.

 Recalculated the allocation for each class of shares of "Daily Income Composite" by multiplying the "Daily Income - Composite" by each class' "% Assets by Class."

 Agreed, for each class of shares, the daily accrual rate for "Custodian, Transfer Agent, Auditing, Legal, Amortization of
Organization, Trustee Fees, Postage/Printing, Insurance Fees and
Miscellaneous Expenses to the Monthly Expense Accrual Memo approved by GNA Capital Management, Inc.

 Recalculated for each class of shares, management, distribution and shareholder service fees by multiplying average daily net assets by the respective annual rates agreed to in each Fund's prospectus.

 Recalculated "Daily Expenses - Composite," and for each class of shares, by totaling all class specific expenses.

 Agreed "Daily Expenses - Composite" to the primary accounting system.

 Recalculated "Daily Net Income - Class A and Class B" for each class by subtracting "Daily Expenses" from "Daily Income."

 Agreed "Income Distribution - Composite" and "Capital Gain Distribution
- Composite" to the primary accounting system.

 Recalculated the "Income Distributions - Class A and Class B" by multiplying "Income Distribution - Composite" by the "Allocation Ratio."

 Recalculated, where appropriate, the "Capital Gain Distributions - Class A and Class B" by multiplying the capital gain distribution rate per share, authorized by GNA Capital Management, Inc., by "Current Shares Outstanding."

 Agreed Fund total "Daily Net Assets Change" and "Change in Futures Market Value" to the primary accounting system.

 Recalculated "Current Day Net Assets," by Fund total and for each class, by adding "Prior Day Net Assets" and "Daily Net Assets Change" and subtracting "Income Distributions" and "Capital Gain Distributions."

 Recalculated for each class of shares, the allocation of "Daily Net Assets Change" and "Futures Variation Market Value" by multiplying Fund total by "% Assets by Class." Recalculated "Current Day Net Assets," by Fund total and for each class of shares, by summing "Prior Day Net Assets," "Daily Net Assets Change" and "Changes in Futures Market Value."

 Recalculated "NAV per Share," by Fund total and for each class of shares, by dividing "Current Day Net Assets" by "Capital Shares
Outstanding."

 Recalculated the Offering Price for both Class A Shares, by applying the respective "Load Factor" as stated in each of the Fund's prospectus, and for Class B Shares without a "Load Factor."

 Agreed "Total Net Asset Value" to the primary accounting system.